Exhibit 99.1

Nutrastar Announces Record 2010 Performance and Revenue Guidance for 2011

Financial Highlights for the Year Ended December 31, 2010:

  Revenues increased 58.1% to $24.2 million
  Gross profit increased 82% to $19.6 million, a gross margin of 80.9%
  Net income rose 73.6% to $13.4 million, representing a net margin of 55.5%
  Basic earnings per share (“EPS”) increased to $0.80; Diluted EPS increased to $0.79

Harbin, China, March 28, 2011-- Nutrastar International Inc. (OTCBB: NUIN; "Nutrastar" or the "Company"), a leading producer and supplier of premium branded Traditional Chinese Medicine ("TCM") consumer products, today announced record financial results for the year ended December 31, 2010 and revenue guidance for the year ending December 31, 2011. For year 2010, revenues and net income both posted an increase of over 50% from year 2009.

Ms. Lianyun Han, CEO of Nutrastar, commented, “Despite global economic challenges and inflationary pressures, Nutrastar continues to sell at full production capacity and post improved financial results quarter after quarter. Our performance in 2010 has resulted in double digit growth on both the top and bottom line. We hope to see a continuation of this upward trend looking into the remainder of 2011 and in years to come.”

Total revenue generated from sales of Nutrastar’s consumer products was $24.24 million, an increase of $8.91 million or 58.1% from approximately $15.33 million for the same period in 2009. The increase was primarily as a result of an increase in demand for the Company’s core product, commercially cultivated Cordyceps Militaris (“Chinese Golden Grass”), combined with an increase in the average selling price of approximately 20%.

The Company’s revenue is categorized into three segments based on our consumer product portfolio. In 2010, revenue from our commercially cultivated Cordyceps Militaris was $22.04 million, revenue from our organic and specialty food products was approximately $1.78 million and revenue from our newly introduced functional health beverage product line was approximately $0.43 million. The functional health beverage product line was introduced and rolled out initially in select cities in the province of Jiangsu in mid-November 2010.

Overall gross profit was $19.6 million, an increase of $8.84 million or 82% from approximately $10.77 million during the same period in 2009. Gross margin was 80.9% for the year ended December 31, 2010, an increase of 15.2% from 70.2% in 2009. Cost of goods sold, comprised of costs related to raw materials, labor and overhead, was $4.64 million for 2010, an increase of $0.08 million, or 1.6% from approximately $4.56 million in 2009. As a percentage of revenues, the cost of goods sold decreased to 19.1% in 2010 from 29.8% in 2009. This improved performance was a result of continued product mix shift towards smaller packages of Cordyceps with higher gross margins combined with decreased cost of goods due to improved production processes and economies of scale.

Income before income taxes was approximately $15.66 million, up $6.69 million or 74.5% from $8.98 million in the same period of 2009. As a percentage of revenues, income before income taxes increased to 64.6% in 2010 from 58.6% in 2009.

Net income was $13.44 million, an increase of $5.7 million or 73.7% from $7.74 million in the full year 2009.

Basic and diluted EPS for the year ended December 31, 2010 was $0.80 and $0.79, based on 14.33 million and 14.48 million shares outstanding, respectively, an increase of $0.21 per basic and diluted share from the same period in 2009 when there were approximately 13.13 million basic and 13.34 million diluted shares outstanding.

Financial Position as of December 31, 2010

At December 31, 2010, the Company had cash and cash equivalents totaling $40.76 million, total assets of approximately $55.0 million, working capital of $39.37 million and stockholders' equity of $52.0 million. The Company generated $15.35 million in net cash from operating activities for the year ended December 31, 2010.

Commenting on the annual results, Ms. Han stated, “2010 was a year of great strides and accomplishments for our Company. Having successfully completed a significant portion of our capacity expansion plan, we’ve now brought our annual capacity to 72 tons going into 2011. Capacity expansion will continue through 2011 and 2012 and upon completion of the current plan, we expect capacity to reach over 100 tons going into year 2013. Nutrastar saw the highest recorded sales of our core Cordyceps products, hitting $22.04 million for the year. Cordyceps products, especially our high-margin, small packaged products, have continued to see strong sales growth and steady order flow. Earnings per share have continued to rise significantly, resulting in increased value to our shareholders.”

Ms. Han continued, “In the fourth quarter of 2010, we launched our new Cordyceps based functional health beverage product line into the affluent Jiangsu province and in January 2011, we opened our first specialty store in Daqing City. Nutrastar’s “Ban Ke Chong Cao” functional health drink is a reasonably priced “on-the-go” option for many Chinese consumers. These drinks are currently sold in over 80 supermarkets, convenience stores, hotels and restaurants. Our mass commercialization plans for the year include further expansion into Jiangsu as well as other select regions in China where market studies suggest that demand for our products is strong and widespread. Just last week, we announced the introduction of our entry-level 310 ml “Yang Yang Ba,” which will be available through some of our current distribution channels and our specialty store beginning in April 2011. Through our distribution channels, we’ve posted initial sales for our new functional health beverages in the amount of $0.43 million for 2010. We expect considerable growth in this part of our business moving forward.

On the new product front, we are currently working on our initial rollout of our commercially cultivated Cordyceps-based alcohol products. We completed the trial production in the first quarter of this year and anticipate getting the Cordyceps-based alcohol to market by the second half of 2011 through our specialty store and other distribution channels.”

“We believe that through our popular core product, commercially cultivated Cordyceps, coupled with our new beverage line, we’ll continue to grow our market share in the consumer products space and further our position as a leading nutraceutical consumer products player in China. We are pleased that the Company turned a strong performance in 2010 and look forward to what 2011 will bring. We appreciate the support of our shareholders and will continue to keep the investment community apprised of our accomplishments in the China consumer marketplace,” concluded Ms. Han.

Guidance for the Year Ending December 31, 2011

For the year ending December 31, 2011, based on management’s current expectations, revenue will be in the range of $32.0 million to $36.0 million. The company intends to utilize its existing cash position for capacity expansion, marketing and distribution of its new beverage products and general corporate purposes.

Recent Events

For more information regarding Nutrastar’s financial performance during the year ended December 31, 2010, please refer to the Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on March 29, 2011.

Conference Call

Nutrastar will host a conference call at 8:30 a.m. EDT on Tuesday, March 29, 2011, to discuss the Company's fiscal year 2010 financial results. Ms. Lianyun Han, Chief Executive Officer, and Mr. Robert Tick, Chief Financial Officer, will be hosting the call.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 (877) 407-0784 for U.S. based callers or +1 (201) 689-8560 for international callers. The conference call pass code is 369253.

If you are unable to participate in the live call, a replay will be available for 14 days starting on Tuesday, March 29, 2011 at 11:30 a.m. ET. To access the replay, U.S. based callers should dial +1 (877) 870-5176, international callers should dial +1 (858) 384-5517. The conference pass code will remain 369253.

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(AMOUNTS EXPRESSED IN US DOLLAR)

	Year Ended December 31,
	2010	2009

NET REVENUE	$24,241,688	$15,332,445

Cost of goods sold	(4,637,951)	(4,563,965)

GROSS PROFIT	19,603,737	10,768,480

Selling expenses	(1,092,598)	(507,587)
General and administrative expenses	(2,722,939)	(1,356,499)

Income from operations	15,788,200	8,904,394

Other income (expenses):
Interest income	124,036	81,542
Foreign exchange differences	(130,779)	(15,398)
Loss on disposal of fixed assets	(102,675)	-
Change in fair value of warrants	(15,413)	-
Others, net	-	6,388
Total other income (expenses)	(124,831)	72,532

Income before income taxes	15,663,369	8,976,926

Provision for income taxes	(2,219,190)	(1,235,210)

NET INCOME	13,444,179	7,741,716

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	1,286,698	24,150

COMPREHENSIVE INCOME	$14,730,877	$7,765,866

Earnings per share
Basic	$0.80	$0.59
Diluted	$0.79	$0.58

Weighted average number of shares outstanding
Basic	14,327,799	13,131,521
Diluted	14,476,349	13,341,521

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLAR)

	December 31,
	2010	2009

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$40,758,848	$20,115,677
Restricted cash	193,075	-
Accounts receivable	261,223	215,486
Inventories	867,761	616,073
Prepayments and other receivables	289,502	251,235
Total current assets	42,370,409	21,198,471
OTHER ASSETS
Intangible assets, net	2,379,435	2,747,402
Property, plant and equipment, net	10,248,989	10,396,507

Total assets	$54,998,833	$34,342,380

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$125,843	$863
Other payables and accruals	746,643	453,504
Payable for intangible asset	-	878,709
Taxes payable	696,519	319,873
Due to related parties	51,339	49,794
Preferred stock dividend payable	181,181	-
Warrants liabilities	1,198,273	-
Acquisition payable	-	8,736,833
Total current liabilities	2,999,798	10,439,576

Total liabilities	2,999,798	10,439,576

COMMITMENTS AND CONTINGENCIES (Note 21)

STOCKHOLDERS' EQUITY

Preferred Stock, $0.001 par value, (1,000,000 shares authorized, 197,706 shares and none shares issued and outstanding, respectively; aggregate liquidation preference amount: $5,535,768 and $nil, plus accrued but unpaid dividend of $181,181 and $nil, at December 31, 2010 and 2009, respectively	4,508,914	-

Common stock, $0.001 par value, 190,000,000 shares authorized, 14,332,731 and 14,297,731 shares issued and outstanding at December 31, 2010 and 2009, respectively	14,333	14,298
Additional paid-in capital	15,541,207	4,715,891
Statutory reserves	1,348,071	1,341,687
Retained earnings	28,326,896	16,858,012
Accumulated other comprehensive income	2,259,614	972,916
Total stockholders' equity	51,999,035	23,902,804

Total liabilities and stockholders' equity	$54,998,833	$34,342,380

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS EXPRESSED IN US DOLLAR)

	Year Ended December 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,444,179	$7,741,716
Adjustments to reconcile net income to cash provided by operating activities:
Change in fair value of warrants	15,413	-
IR warrant expense	52,170	-
Depreciation and amortization	1,019,188	1,004,386
Share-based compensation expense	219,891	25,000
Loss from disposal of fixed assets	102,675	-
(Increase) decrease in assets:
Accounts receivable	(38,204)	68,574
Inventories	(227,528)	552,874
Prepayments and other receivables	1,406	(237,020)
Increase (decrease) in liabilities:
Accounts payable	122,243	(2,345)
Other payables and accruals	275,183	(19,890)
Taxes payable	358,768	200,193
Due to related parties	-	(8,998)
Net cash provided by operating activities	15,345,384	9,324,490

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(421,638)	(49,155)
Proceeds from disposal of fixed assets	203,086	-
Net cash used in investing activities	(218,552)	(49,155)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from Private Placement	5,483,919	2,500,000
Increase in restricted cash	(193,075)	-
Advances from related parties	-	49,773
Repayment of acquisition payable	-	(50,269)
Repayment of payables for intangible asset	(886,328)	(878,349)
Net cash provided by financing activities	4,404,516	1,621,155

Foreign currency translation adjustment	1,111,823	20,944

INCREASE IN CASH AND CASH EQUIVALENTS	20,643,171	10,917,434
CASH AND CASH EQUIVALENTS, at the beginning of the year	20,115,677	9,198,243

CASH AND CASH EQUIVALENTS, at the end of the year	$40,758,848	$20,115,677

NON-CASH TRANSACTIONS
Share-based payment to employees under equity incentive plan	$219,891	$25,000
Share-based payment – IR warrants	$52,170	$-
Release of VIE acquisition payable	$8,936,150	$-
SUPPLEMENTAL DISCLOSURE INFORMATION
Income taxes paid	$2,214,334	$907,835

About Nutrastar International Inc.

Nutrastar is a China based leading producer and supplier of premium branded TCM consumer products including commercially cultivated Cordyceps Militaris and functional health beverages. Cordyceps Militaris is one of the most highly regarded herbal nutrients in TCM. The Company believes it is the largest manufacturer of bioengineered Chinese Golden Grass in China, ranked by volume, according to China Market Monitoring Center (CMMC), accounting for approximately 19% market share in China. The Company is headquartered in Harbin, capital of Heilongjiang province, with a total of 321 employees of which 21 are engaged in R&D, and 140 in sales and marketing. The products of Nutrastar are sold throughout China via a direct and distribution network that covers more than 10 provinces. More information may be found at http://www.nutrastarintl.com/ or e-mail: ir@nutrastarintl.com

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Safe Harbor Statement

This news release contains "forward-looking statements" relating to the business of Nutrastar International Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, the Company does not assume a duty to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Robert Tick, CFO

Nutrastar International Inc.
Email: roberttick@nutrastarintl.com

Howard Gostfrand
American Capital Ventures
Tel: +1-305-918-7000
Email: info@amcapventures.com